TUCKER, ANTHONY & R.L. DAY, INC.

                          SELF-EMPLOYED RETIREMENT PLAN

ARTICLE I. lNTRODUCTION

The Employer named in the Adoption Agreement has established this Plan and the Custodial Agreement forming a part hereof under the Self-Employed Individuals Tax Retirement Act of 1962, as amended, in order to create a fund out of the profits of the Employer's business and the savings of the participating self-employed individuals and employees which will help provide for their future security.

ARTICLE II. PARTICIPATION IN THE PLAN

2.1 Definitions.

(A) "Employer" is the sole proprietor or partnership conducting the business referred to in the Adoption Agreement, and all predecessor and successor proprietorships and partnerships who have conducted or hereafter conduct that business.

(B) "Owner-Employee" is the sole proprietor, or any partner owning more than a 10% interest in either the capital or profits, of the Employer's business referred to in the Adoption Agreement.

(C) "Partner-Employee" is a partner owning an interest in the Employer which does not make that partner an Owner-Employee.

(D) "Employee" is any person employed in the Employer's business other than an Owner-Employee or Partner-Employee.

(E) "Year of Service" in respect to any person is a 12-month period beginning with the date he first is employed by the Employer, and any anniversary of that date, in which he has completed no less than 1,000 Hours of Service. "Masculine gender is used throughout the Plan for convenience only and is intended to refer equally to the feminine gender.) In any case in which the Employer maintains the plan of a predecessor employer, service for such predecessor shall be treated as service for the Employer.

(F) "Hour of Service" shall mean:

     (1) Each hour for which an Employee, Owner-Employee or Partner-Employee is directly or indirectly paid, or entitled to payment, for the performance of duties for the Employer. These hours shall be credited to the Employee for the computation period in which the duties are performed; and









     (2) Each hour for which the Employee, Owner-Employee or Partner-Employee is directly or indirectly paid, or entitled to payment, by the Employer on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence. No more than 501 hours of service shall be credited under this paragraph for any single continuous period (whether or not such period occurs in a single computation period). Hours under this paragraph shall be calculated and credited pursuant to Section 2530.200b-2 of the Department of Labor Regulations which are incorporated herein by this reference; and

     (3) Each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Employer. The same hours of service shal1 not be credited both under paragraph (1) or Paragraph (3). These hours shall be credited to the Employee for the computation period or periods to which the award or agreement pertains rather than the computation period in which the award, agreement or payment is made.

(G) "Code" is the Internal Revenue Code of 1954, as now in effect and hereafter amended.

2.2 In General.

Each Employee, Partner-Employee, and Owner-Employee (subject to 2.3) shall become a Participant as of the first day of his next "Year of Service" beginning after he has accrued the number of "Years of Service" specified in the Adoption Agreement, but no earlier than the Plan Effective Date specified in the Adoption Agreement.

2.3 Restrictions on Participation by Owner-Employees.

(A) An Owner-Employee shall become a Participant if (and only if) he consents thereto in the manner prescribed by the Plan Administrator.

(B) If an Owner-Employee owns or is a partner in an unincorporated trade or business not covered by the Plan, his participation in this Plan is restricted as follows:

     (1) Employer contributions on behalf of any Owner-Employee shall not exceed for any taxable year the lesser of $15,000 or 15% of such individual's Earned Income for such year. This limitation applies in the aggregate where any Owner-Employee is covered as an Owner-Employee or Partner-Employee under more than one BR-10 plan established with respect to other


                                        2








trades or businesses and intended to qualify under Sections 401(a) and (d) of the Code. In the event the above limitations would otherwise be exceeded, the amount which may be contributed with respect to each trade or business shall be limited to that amount which bears the same ratio to the aggregate amount deductible with respect to all trades or businesses as the Earned Income derived from each such trade or business bears to the Earned Income derived from all the trades or businesses with respect to which plans are established.

     (2) (a) If this Plan provides contributions or benefits for one or more Owner-Employees who control both the business with respect to which this Plan is established, and one or more other trades or businesses, the Plan and the plan established with respect to such other trades or businesses must, when looked at as a single plan, satisfy Sections 401(a) and (d) of the Code with respect to the employees of this and all such other trades or businesses.

     (2) (b) If this plan provides contributions or benefits for one or more other trades or businesses, the employees of each such other trade or business must be included in a plan which satisfies Sections 401(a) and (d) of the Code and which provides contributions and benefits not less favorable than provided for such Owner-Employees under this Plan.

     (2) (c) If an invididual is covered as an Owner-Employee under the plans of two or more trades or businesses which he or she does not control, and such individual controls a trade or business, then the contributions or benefits of the employees under the plan of the trade or business which he or she does control must be as favorable as those provided for him or her under the most favorable plan of the trade or business which he or she does not control.

For purposes of this Part 2.3(B)(2), an Owner-Employee, or two or more Owner-Employees, shall be considered to control a trade or business if such Owner-Employee, or such two or more Owner-Employees together:

     (i) own the entire interest in an unincorporated trade or business, or

     (ii) in the case of a partnership, own more than 50% of either the capital interest or the profits interest in such partnership.


                                        3




ARTICLE III.  CONTRIBUTIONS

3.1 Definitions.

(A) "Net Profit" of the Employer is net income from the business covered by this Plan, determined under generally accepted accounting principles, before income taxes and before any contributions under the Plan.

(B) "Earned Income" is an Owner-employee's or a Partner-Employee's net earnings from the Employer's business covered by this Plan (excluding dividends, interest, rentals, royalties, and gains on sales or exchanges of capital assets except for any such earnings derived in respect to property created by such person's personal efforts), computed by deducting contributions under the Plan for Employees other than Owner-Employees or Partner-Employees, provided his personal services are a material income-producing factor in such business.

(C) "Compensation" is all of an Employee's compensation from the Employer's business covered by this Plan including basic pay, bonuses, and overtime, but not including Plan contributions by the Employer.

(D) "Plan Year" is the fiscal period specified in the Adoption Agreement.

(E) "Adoption Agreement" is the Adoption Agreement establishing the Plan and the Custodial Agreement. The information set forth therein shall be part of this Plan as if set forth fully herein.

(F) "Plan Administrator" shall mean the person named in the Adoption Agreement. If a Plan Administrator is not named, the Employer shall be deemed the Plan Administrator. Any person or persons may serve both as Named Fiduciary and Plan Administrator.

(G) "Custodial Account" is the account established under the Custodial Agreement entered into pursuant to Article VI, and the "Custodian" is the custodian of such Account or any successor thereto. The Custodian (while serving hereunder) shall be a broker-dealer registered under the Securities Exchange Act of 1934, as now in effect and hereafter amended. The Custodian shall, directly or through its agents, perform the duties assigned to it pursuant to the Plan and the Custodian Agreement.

(H) "Annual Additions" is the sum of the following amounts allocated on behalf of a Participant for a Limitation Year:




                                        4






     (1) all Employer contributions;

     (2) all forfeitures; and

     (3) the lesser of (1) one-half of all Employee contributions under Section 3.3(B) or (C), and (2) the amount of all Employee contributions under Section 3.3(B) or (C) in excess of 6% of such Participant's Compensation or Earned Income.

For purposes of this Article III, amounts reapplied to reduce Employer contributions under 3.2(F) shall also be included as Annual Additions.

(I) "Employer" is the employer that adopts this Plan. In the case of a group of employers which constitutes a controlled group of corporations (as defined in Section 414(b) of the Internal Revenue Code as modified by Section 415(h), or which constitutes trades or businesses (whether or not incorporated), which are under common control (as defined in Section 414(c) as modified by Section 415(h)), all such employers shall be considered a single employer for purposes of applying the limitations of this Part 3.2.

(J) "Excess Amount" is the excess of the Participant's Annual Additions for the Limitation Year over the Maximum Permissible Amount, less loading and other administrative charges allocable to such excess.

(K) "Limitation Year" is the Plan Year (or any other 12 consecutive month period adopted for all plans of the Employer pursuant to a writing adopted by the Employer).

(L) "Master or Prototype Plan" is a plan the form of which is the subject of a favorable opinion letter from the Internal Revenue Service.

(M) "Maximum Permissible Amount" for a Limitation Year with respect to any Participant shall be the lesser of (1) $25,000 (or such larger amount as may be prescribed by the Secretary or Treasury), or (2) 25% of the Participant's Earned Income or Compensation for the Limitation Year.

3.2 Employer Contributions.

(A) For each Plan Year, the Employer may contribute for (on behalf of) each Owner-Employee who is a Participant (except in certain instances described in Article below), and shall contribute for every other Participant, the lesser of
(1) 15% of the amount of his Earned Income or Compensation for that Plan Year, or (2) $15,000, subject to the limitations in this Part 3.2.

                                        5







(B) If so specified in the Adoption Agreement, a lower percentage shall control.

(C) Contributions shall be made only out of Net Profit for the Plan Year; if so specified in the Adoption Agreement, the Employer shall not make contributions except out of such part of Net Profit as exceeds the dollar limit there specified. If the Net Profit, minus any dollar limit so specified, is less than the contributions required or permitted by this Part 3.2, then the contribution for each Participant shall be ratably reduced.

(D) Compensation or Earned Income, for purposes of contributions or benefits on behalf of Participants, shall be limited to:

     (1) the first $200,000 of Compensation or Earned Income of the Participant for the Plan Year, if, and only if, the Employer's contributions to the Plan for that Plan Year on behalf of each Participant are at a rate not Less than 7.5% of each Participant's Compensation or Earned Income; or

     (2) the first $100,000 of Compensation or Earned Income of the Participant for the Plan Year.

For purposes of this limit:

     (1) all plans maintained by the same employer shall be treated as a single plan;

     (2) all plans maintained with respect to one or more trades or businesses which are under common control, within the meanings of Sections 401(d)(9) and
(10), or 414(c) of the Internal Revenue Code, shall be treated as a single plan; and

     (3) all plans in which any Owner-Employee participates shall be treated as a single plan with respect to such person.

Subparts (E) through (H) apply to Employers who do not maintain any qualified plan in addition to this Plan.

(E) If the Employer does not maintain any other qualified plan, the amount of Annual Additions which may be allocated under this Plan on a Participant's behalf for a Limitation Year shall not exceed the Maximum Permissible Amount.

(F) Prior to the determination of the Participant's actual Compensation or Earned Income for a Limitation Year, the Maximum Permissible Amount may be determined on the basis of the Participant's estimated Compensation or Earned Income for such Limitation Year. Such estimated Compensation or Earned Income shall be determined on a reasonable basis and shall be uniformly deter-


                                        6






mined for all Participants similarly situated. Any Employer contributions based on estimated Compensation or Earned Income shall be reduced by any Excess Amounts carried over from prior years.

(G) As soon as is administratively feasible after the end of the Limitation Year, the Maximum Permissible Amount for such Limitation Year shall be determined on the basis of Participants' actual Compensation or Earned Income for such Limitation Year.

(H) If, pursuant to this Part 3.2, there is an Excess Amount with respect to a Participant for a Limitation Year, such Excess Amount shall be disposed of as follows:

     (l) First, any voluntary  Employee  Contributions  under Sections 3.3(B) or
(C), to the extent that the return would reduce the Excess Amount, shall be returned to the Participant. Any nondeductible Employer contribution on behalf of an Owner-Employee or Partner-Employee, to the extent that the return would reduce the Excess Amount, shall be returned to the Employer.

     (2) In the event that the Participant is employed by the Employer at the end of the Limitation Year, then remaining Excess Amounts shall be reapplied to reduce future Employer contributions under this Plan for the next Limitation Year (and for each succeeding year, as necessary) for such Participant, so that in each such year the sum of actual Employer contributions, plus the reapplied amount, shall equal the amount of Employer contributions which would otherwise be allocated to each Participant's account.

     (3) In the event that the Participant is not employed by the Employer at the end of the Limitation Year, then remaining Excess Amounts shall be reapplied to reduce future Employer contributions for all remaining Participants.

Subparts (I) through (N) apply to Employers who, in addition to this Plan, maintain one or more Plans, all of which are qualified Master or Prototype defined contribution plans.

(I) If, in addition to this Plan, the Employer maintains any other qualified defined contribution plans (all of which are qualified Master or Prototype plans), the amount of Annual Additions which may be allocated under this Plan on a Participant's behalf for a Limitation Year, shall not exceed the Maximum Permissible Amount, reduced by the sum of any Annual Additions allocated to the Participant's accounts for the same Limitation Year under this Plan and such other defined contribution plans.

                                        7







(J) Prior to the determination of the Participant's actual Compensation or Earned Income for the Limitation Year, the amounts referred to in 3.2(I) above may be determined on the basis of the Participant's estimated Compensation or Earned Income for such Limitation Year. Such estimated Compensation shall be determined on a reasonable basis and shall be uniformly determined for all Participants similarly situated. Any Employer contribution based on estimated Compensation or Earned Income shall be reduced by any Excess Amounts carried over from prior years.

(K) As soon as is administratively feasible after the end of the Limitation Year, the amounts referred to in 3.2(I) shall be determined on the basis of the Participant's actual Compensation or Earned Income for such Limitation Year.

(L) If a Participant's Annual Additions under this Plan and all such other plans result in an Excess Amount, such Excess Amount shall be deemed to consist of the amounts last allocated.

(M) If an Excess Amount was allocated to a Participant on an allocation date of this Plan which coincides with an allocation date of another plan, the Excess Amount attributed to this Plan will be the product of:

     (1) the total Excess Amount allocates on such date (including any amount which would have been allocated but for the limitations of Section 415 of the
Code)

                                      times

     (2) the ratio of (a) the amount allocated to the Participant as of such date under this Plan, divided by (b) the total amount allocated as of such date under all qualified defined contribution plans (determined without regard to the limitations of Section 415 of the Code).

(N) Any Excess Amounts attributed to this Plan shall be disposed of as provided in 3.2(H).

(O) THIS PLAN MAY NOT BE ADOPTED BY AN EMPLOYER WHO, IN ADDITION TO THIS PLAN, MAINTAINS ANOTHER PLAN WHICH IS A QUALIFIED DEFINED CONTRIBUTION PLAN UNLESS SUCH OTHER PLAN IS A MASTER OR PROTOTYPE PLAN.

3.3 Periodic Voluntary Employee Contributions.

(A) Deductible Employee Contributions.

If so specified in Paragraph 6 of the Adoption Agreement, any Participant may voluntarily contribute to the Plan for each

                                        8








calendar year an amount up to the lesser of 100% of his or her Compensation or Earned Income, or $2,000, and such contributions, with the income or loss thereon, shall he credited to a separate account which shall be entitled the "Deductible Account". Such contributions for a calendar year may be made by payroll deduction or otherwise, as permitted by the Plan Administrator, and must be made on or before December 31 of such year. Notwithstanding the foregoing, no contribution may be made by a Particinant pursuant to this Section 3.3(A) in a calendar year if such Participant has attained age 701/2 before the close of such calendar year. All contributions made by a Participant to the Plan pursuant to this Section 3.3(A) shall be deemed to be "Qualified Voluntary Employee Contributions" within the meaning of Section 219(e)(2) of the Code.

Subject to the limitations set forth above, all contributions made voluntarily by a Participant to the Plan in a calendar year shall be deemed to be made pursuant to this Section 3.3(A) unless the Participant designates, by written notice to the Plan Administrator on or before the date each such contribution is paid to the Company, all or any portion of such contributions as not being Qualified Voluntary Employee Contributions. Such notice shall be irrevocable after the latest date on which such designation may be made. All voluntary contributions which are designated as not being Qualified Voluntary Employee Contributions and all voluntary contributions in excess of the limitations set forth above shall be deemed to be nondeductible Participant Contributions made pursuant to Section 3.3(B) or 3.3(C), below.

The amount credited to a Participant's Deductible Account shall be distributed, or commence to be distributed, from the Plan to the Participant or his Beneficiary at the same time and pursuant to the same payment options as are applicable to such Participant's other accounts under the Plan; provided, however, that unless the Participant or his Beneficiary directs the Plan Administrator otherwise in writing, any distribution from the Plan shall not be treated as being made from the Deductible Account until all other vested amounts standing to the credit of the Participant under the Plan have been distributed.

(B) By Owner-Employees.

For each Plan Year, an Owner-Employee may (if contributions are made that Year under 3.2 for one or more Partner-Employees or Employees) contribute for (on behalf of) himself an amount (in addition to amounts provided for in Sections
3.2 and 3.3(A)) not exceeding the lesser of $2,500 or 10% of his Earned Income as determined for that Plan Year under 3.2. If for that Year he contributes less than such amount, the difference may (at the


                                        9







Plan Administrator's option, upon written notice to the Service Company), be considered as contributed by him to the extent (if any) that the Employer's total contributions for him in respect to that Year exceed the limits in 3.2(A). However, if an Owner-Employee is covered under any other self-employed retirement plan qualified under Section 401 of the Code to which he or she makes voluntary contributions, the total amount of voluntary contributions to all such qualified plans shall be taken into account in determining the maximum voluntary contributions for such owner-employee under this paragraph.

(C) By Other Participants.

For each Plan Year, every other Participant may contribute for himself any amount which will not cause the aggregate of such contributions made by him under the Plan to exceed 10% of his total Earned Income or Compensation for the current and all prior Plan Years he has been a Participant as determined for such Years under 2.2. However, amounts withdrawn under 3.3(D) shall not be deducted from such aggregate amount so as to be eligible for recontribution.

If the Employer maintains two or more retirement plans qualified under Section 401 of the Code, the 10% limitation applies in the aggregate to voluntary contributions to such plans.

(D) Withdrawal of Voluntary Contributions.

Upon written notice to the Plan Administrator, a Participant may withdraw the lesser of (1) the sum of amounts contributed by him under 3.3(A), (B) or (C) (including earnings on such contributions), or (2) the current value of such amounts, minus any such amounts previously distributed to him in either case.

3.4 Rollover Contributions.

A Participant may make a contribution which he identifies to the Plan Administrator (and which the Plan Administrator identifies to the Custodian) as being a rollover contribution to the Plan. Prior to accepting any rollover contribution, the Plan Administrator shall require such certificates, affidavits, representations or other proof as the Plan Administrator deems necessary or appropriate to determine that the proposed contribution satisfies all the requirements of the Code in order to qualify as a rollover amount. By identifying such amount as a rollover contribution, the Plan Administrator shall be deemed to have represented that the proposed rollover contribution satisfies all such requirements and the Custodian shall be entitled to rely upon such representation and shall be under no obligation to make further inquiry or investigation with respect thereto.


                                       10




A rollover contribution shall be made in cash unless otherwise agreed by the Custodian. Amounts attributable to "accumulated deductible employee contributions," as defined in Section 72(o)(5) of the Code, shall be credited to the separate account established under Section 3.3(A).

3.5 General Provisions on Contributions.

Except as permitted in 3.4, no contribution shall be made in property other than money. Contributions shall be remitted by the Employer and Participants through the Administrator to the Custodian and not by them directly. The Plan Administrator may commingle such contributions for remittance; but he shall instruct the Custodian as to the amount of each Part 3.2, 3.3(A), 3.3(B) or (C), and 3.4 contribution to be credited to each Participant's account, and he shall maintain records thereof and of the dates they are remitted. Before remitting a contribution, the Plan Administrator shall notify each Participant of any opportunity provided under 3.3 for the participant to contribute at that time.


3.6 Excess Contributions.

(A) For periods prior to January 1, 1976-Transitional Rule.

This subpart (A) applies only if this Plan is adopted as a continuation of a Plan existing prior to January 1, 1976.

If an amount is contributed for an Owner-Employee which is in excess of the limits set forth in the plan, such amount and the net income attributable thereto shall be returned to the Owner Employee before the end of the six-month period beginning on the day which the District Director sends notice of the amount of the contribution and the net income attributable thereto are deemed repaid to the Owner-Employee if such amounts are applied to reduce future contributions on behalf of such Participant.

If the amount of an excess contribution and the net income attributable thereto are not repaid to the Owner-Employee before the end of the six-month period as stated above, the plan shall not be considered qualified with respect to such Owner-Employee for the taxable year of the plan within which the excess contri-bution is made and each succeeding taxable year until the beginning of the taxable year in which repayment is made. Thus, for any such year (1) no contribution shall be made on behalf of such Owner-Employee under the plan; and
(2) the Owner-Employee's gross income for any of his or her taxable years which ends with or within the taxable year of the plan shall include the portion of the net income earned under the plan for such taxable year which is attributable to the Owner-Employee's interest under the plan.

                                       11





If an excess contribution on behalf of an Owner-Employee is determined to have been willfully made, then there shall be distributed to the Owner-Employee his or her entire interest in all plans in which he or she is a Participant as an Owner-Employee. Furthermore, no plan in which he or she is covered as meeting the requirements for qualification with respect to such Owner-Employee for any taxable year of the plan beginning with or within the calendar year in which it is determined that the excess contribution has been willfully made.

(B) For periods subsequent to December 31, 1975.

The Employer will incur a 6% tax under Section 4972 of the Code on the amount of any Excess Contribution, as defined in (C) below, remaining at the close of the taxable year and after allocation, if any, of any amounts under 3.3.

(C) For  purposes  of  3.6(B),  "Excess  Contribution"  shall  mean  (except  as
otherwise   required  under  Section  4972  of  the  Code)  the  amount  of  any contribution made:

     (1) by the Employer on behalf of any Owner-Employee, for any Plan Year for which Employer contributions are made on behalf of only Owner-Employees, which is not deductible under Section 404 of the Code; or

     (2) by the Employer on behalf of any Owner-Employee, for any Plan Year for which Employer contributions are made on behalf of a Participant other than an Owner-Employee, which exceeds the amount deductible under Section 404 of the Code, except to the extent that such amount may be treated as a voluntary contribution by such Owner-Employee pursuant to 3.3(B); or

     (3) by any Owner-Employee pursuant to 3.3(B) on his own behalf -

     (i) during a Plan Year in which the Employer has not made a contribution on behalf of at least one Participant who is not an Owner-Employee;

     (ii) at a rate in excess of that permitted to be made by Partner-Employees or Employees during the Plan Year; or

     (iii) which exceeds the lesser of $2,500 or 10% of such Owner-Employee's Earned Income for the Plan Year; or




                                       12





     (4) by any Owner-Employee for a Plan Year in which voluntary contributions are made by him on his own behalf under more than one self-employed retirement plan, which, together with any voluntary contributions to such other plans made by such Owner-Employee on his own behalf, exceeds the limits in subpart (3). If an Excess Contribution is made pursuant to this subpart (4), the amount thereof considered made on behalf of the Owner-Employee hereunder shall be the amount by which his contribution under this Plan for the Plan Year exceeds an amount which bears the same ratio to the applicable limits set forth in subpart (3) above as his Earned Income bears to his Earned Income derived from all trades or businesses with respect to which all such plans are established.

3.7 Crediting and Vesting Contributions.

All contributions made for and by a Participant, and all investments thereof and earnings thereon, shall be credited to one or more separate Accounts maintained for him under the Custodial Agreement and the Trust referred to in Article VI. A separate Account shall also be maintained for deductible employee contributions. His interest in each of his Accounts shall at all times be fully vested and nonforfeitable.

ARTICLE IV. PAYMENT OF BENEFITS UNDER THE PLAN

4.1 Definitions.

(A) "Normal Retirement Age" is 65 or the age attained on the tenth anniversary of the day on which the person became a Participant under 2.2, whichever is later.

(B) "Retirement" is a Participant's cessation of employment with a present intention not to return in the future.

(C) "Disability" is a condition demonstrable under Code Section 72(m)(7) as rendering a Participant unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or be of long-continued and indefinite duration.

(D) The "Annuity Starting Date" of a Participant is both (1) the earliest retirement date permitted by the Plan Administrator under 4.2(C) (but no later than when the Participant attains age 59l/2), and also (2) the Participant's Normal Retirement Age under 4.1(A).

(E) "Election Period" is a period consisting of at least 90 days following the furnishing by the Plan Administrator to a Married Participant of the Election Information and ending prior to each Annuity Starting Date.

                                       13







(F) "Election Information" is a written, nontechnical notification of the Participant's right to elect (1) against receipt by the Participant's spouse of the survivor annuity portion of a Joint and Survivor Annuity in the event of the Participant's death while still employed by the Employer after the earlier Annuity Starting Date, and (2) against distribution of the Joint and Survivor Annuity after he retires after either Annuity Starting Date. The notification shall state that the Participant may request from the Administrator a written, nontechnical explanation of the Single-Life Annuity and of the Joint and Survivor Annuity and their impact on his benefit (in dollars per annuity payment).

(G) "Joint and Survivor Annuity" is an annuity for the life of the Participant, with a survivor annuity for the life of the Participant's spouse equal to 50% (unless 100% is elected by the Participant or is specified by the Administrator) of the annuity payable during their joint lives; and which is the actuarial equivalent of the benefit purchasable by the Participant's Account balance.

(H) "Married Participant" is a Participant married on the Participant's Annuity Starting Date.

(I) "Single-Life Annuity" is an annuity for the life of the Participant, with no payments to a spouse or Beneficiary on the Participant's death.

4.2 Retirement Benefits.

(A) To an Owner-Employee.

The amount credited to the Accounts of each Participant who is or has been an Owner-Employee under the Plan must be distributed to him commencing on the later of his attaining Normal Retirement Age or his retirement, but in no case commencing before he has attained age 591/2 (except on account of Disability or Plan termination) or later than the last day of the taxable year in which he attains 701/2 even though his employment continues thereafter. See Article VIII below regarding penalties for premature distributions to Owner-Employees.

(B) To Other Participants.

The amount credited to the Accounts of any other Participant shall be distributed to him commencing on the first day of the month following the later of his attaining Normal Retirement Age or his retirement, but in no case commencing later than the last day of the taxable year in which he attains 70 1/2 (unless he has not yet retired and at least 60 days before attaining said age irrevocably elects deferral until retirement in a signed written notice to the Plan Administrator).

                                       14







(C) Early Retirement.

If an Owner-Employee who has attained age 591/2, or any other Participant regardless of age, retires before the earliest date specified in (A) or (B) for commencement of distribution, distribution may commence prior to that date in the Plan Administrator's discretion exercised under rules uniformly applied in nondiscriminatory fashion to Participants experiencing similar circumstances.

(D) Postponement of Benefit after Retirement.

A Participant may elect that the payment to him of retirement benefits due to commence under 4.2(A), (B), or (C) commence later than the latest date provided thereunder (but not later than the last day of the taxable year in which he attains age 701/2) by filing with the Plan Administrator, at least 60 days before such latest date, a signed written statement describing the benefit and the date on which such payment shall commence.

4.3 Disability Benefits.

If a Participant (of whatever age) incurs a Disability before distribution to him of retirement benefits has commenced under 4.2, the distribution of such benefits may commence, as of the determination of such Disability or thereafter, in the Plan Administrator's discretion exercised under rules uniformly applied in nondiscriminatory fashion to Participants experiencing similar circumstances.

4.4 Death Benefits.

(A) If a Participant dies before distribution of his entire amount then credited to his Account (his "account balance") has commenced or been completed under 4.2 or 4.3, or if distribution has commenced to his surviving spouse who dies before such distribution is completed, his account balance shall be distributed to the "Participant's Beneficiary", as defined in (B) below, commencing within 5 years after the death of the Participant (or his surviving spouse) in accordance with
4.6 below.

(B) "Participant's Beneficiary" means the person or persons designated as such by the "designated person" (as defined below) on a form acceptable to the Custodian for use in connection with the Agreement, signed by the designated person, and filed with the Custodian through the Plan Administrator in accordance with this subpart (B). The form may name persons or estates to take upon the contingency of survival and may specify or limit the mode of distribution thereto. However, the term Participant's Beneficiary means the designating person's estate to the extent


                                       15








no such designation on such a form effectively disposes of the account balance as of when such distribution is to commence. The form last accepted by the Custodian before such distribution is to commence, and filed with the Custodian during the designating person's lifetime, shall be controlling and, whether or not fully dispositive of the account balance thereupon, shall revoke all such forms previously filed by that person. The term "designating person" means the Participant; after the Participant's death, it also means the Participant's spouse, if the Participant's spouse begins to receive a portion of the account balance (pursuant to such a designation by the Participant) in a manner described in 4.5(B)(2). A designation by the Participant's spouse shall relate solely to the account balance remaining after the death of the spouse. All such forms shall be considered part of this Agreement for purposes of 9.7.

4.5 Commencement and Modes of Distribution.

(A) Subject to (D) below and, if applicable, subject also to any designation the Participant or Participant's Beneficiary may make pursuant to 4.4(B), the Plan Administrator shall determine the time and manner for distribution of benefits under this Article IV and shall direct the Custodian and (if applicable) the Insurance Trustee by written order as to the time and manner thereof. However, unless the Participant has elected otherwise in writing, payment of benefits must commence not later than sixty (60) days after the close of the Plan Year in which either (l) the Participant reaches age 65, or (2) the Participant terminates his service with the Employer, whichever is later.

(B) Upon receipt of a proper written order as required in (A) above, the Custodian and the Insurance Trustee shall distribute the Participant's Account to him in cash or kind in one or more of the following ways as specified in the order:

     (1) In a lump sum.

     (2) In installments ratably over a period which may either be (1) not longer than the life expectancy of the Participant, or (2) not longer than the joint and survivor life expectancies of the Participant and his spouse. The life expectancies referred to in this Plan shall be determined (1) by using applicable Internal Revenue Service tables, and (2) either once when installment payments commence, or periodically in a consistent manner. If the period is measured by one or more such expectancies, the amount distributed each year shall be at least equal to the quotient obtained by dividing the amount of the Participant's accounts remaining at the beginning of that year by the life expectancy factor being used to measure the distribution period, reduced by the number of whole years


                                       16









elapsed since the Participant attained said age; provided, however, that no distribution need be made in any year, or a lesser amount may be distributed during such year, if the aggregate amounts distributed through the end of such year are at least equal to the aggregate of the minimum amounts required by this subpart (B) to have been so distributed.

     (3) In a Single-Life Annuity.

     (4) In a Joint and Survivor Annuity.

(C) If distribution is to be made pursuant to 4.5(B)(3) or (4), then it may be made by purchase from an Insurer and distribution of a nontransferable Policy providing an annuity for the life of the Participant or the joint and survivor lives of the Participant and the Participant's spouse.

(D) Unless a Married Participant otherwise elects in a writing to the Plan Administrator within the Election Period, his benefits under the Plan shall be distributed in the form of a Joint and Survivor Annuity.

(E) During the Election Period, a Married Participant may revoke such an election and later make another such election.

(F) The Administrator shall take whatever action is necessary, including giving instructions to the Custodian and Insurance Trustee (on which they conclusively may rely), to carry out the requirements of this Part 4.5.

4.6 Distributions upon Death of a Participant or Beneficiary.

(A) If the Custodian received from the Plan Administrator a proper written order for distribution on account of the death of a Participant or his Beneficiary, the Custodian shall distribute his account balance held under the Custodial
Agreement to the Participant's Beneficiary entitled thereto, in a manner described in 4.5(B). However, if an Owner-Employee dies before complete distribution to him has been made, except in the case of payment to his surviving spouse for her life expectancy and in that event if she dies before such complete distribution of the Participant's interest, then the entire amount of such interest shall be distributed promptly and in any event within five years after such death, except that a distribution which began over a period certain ending with the joint life and last survivor expectancy of the Participant and his spouse may be completed; such distribution may be made by purchase from an Insurer (as defined in 6.2(B)(2) of the Plan) and distribution of a nontransferable Policy providing an annuity for the life of said Participant's Beneficiary or the joint and survivor lives of such Beneficiary and such Beneficiary's spouse.


                                       17









(B) Upon the death of a Participant, any of his benefits which are funded with Policies held by the Insurance Trustee under 6.2 of the Plan shall be distributed in accordance with (A) above, except that if the Participant has designated a beneficiary under a Policy, that designation shall prevail (solely as to proceeds of that Policy) over any designation under 4.4(B) of the Plan. When distribution commences, the Insurance Trustee (acting upon instructions of the Plan Administrator, who shall in turn follow any directions received in this respect from the Participant) either (1) shall distribute the Policies to the person or persons entitled to such benefits, or (2) shall convert the Policies into cash and transfer that cash to the Custodian for investment and distribution in accordance with the Custodial Agreement.


ARTICLE V. THE PLAN ADMINISTRATOR

5.1 The Plan Administrator (Administrator) shall carry out the duties assigned to him under the Plan and the Custodial Agreement. He shall perform the duties of the "plan administrator" under Title I of the Employee Retirement Income Security Act of 1974, as now in effect and hereafter amended including successor sections ("ERISA"), and shall be a "Named Fiduciary" under Part 4 of said Title
I. If more than one person is named as Administrator, all of them shall exercise their duties in concert and, to the extent required by ERISA, have responsibility for each other's actions; but they may allocate their duties among themselves by written agreement communicated to the Employer (if any, otherwise to a majority of the persons referred to in the third sentence of 5.2), in which case none of them shall be responsible for acts or omissions of another except as required by Section 405(c)(2) of ERISA. In any event, the Custodian may (but need not) rely upon instructions appearing to be genuine instructions from any Administrator as being the will of all of them, as if no allocation were made, without duty of further inquiry.

5.2 The Custodian shall be notified in writing by the Employer of the name of the Administrator(s) designated by the Employer. The Custodian may conclusively assume that the Administrator will continue to act in that capacity until the Custodian has been notified in writing by the Employer to the contrary. If at any time no person designated as the Administrator is able and willing to serve as such, the Employer promptly shall designate a successor, but if the Employer has died (if a sole proprietor) or dissolved (if a partnership), a successor promptly shall be designated by a majority of the Participants for whom accounts not yet fully distributed are then held in the Custodial Account (a majority of the legally competent Beneficiaries of a deceases Participant then entitled to receive benefits may exercise his right to participate in that designation and shall be considered for the purpose to be one Participant in his place).

                                       18










5.3 The Administrator shall interpret and construe the Employer's adoption of the Plan, shall decide any disputes which may arise relative to the rights of Participants past and present, and their beneficiaries, under the terms of the Plan, shall give instructions and directions to the Custodian as necessary and, in general, shall perform the duties assigned to him by the Plan. The Administrator shall not, through interpretation of the Plan or action under the Plan, increase the burdens imposed upon the Custodian without its consent.

5.4 The Administrator shall be responsible for (1) keeping records of employment and other matters containing all relevant data pertaining to any person affected hereby and his eligibility to participate, allocations to his accounts, and his other rights under the Plan, except for records which of necessity are to be generated by the Custodian regarding assets of the Custodial Account and the Accounts of Participants; (2) periodic, timely filing of all statements, reports and returns requires to be filed by the "plan administrator" with the U.S. Departments of Labor and the Treasury, employees, and others, and for verifying that all of the same required of the Employer are timely filed; and (3) retention by himself and the Employer of records for periods required by law.

5.5 The Administrator shall be agent for service of legal process as required by
Section 502(d)(1) of ERISA.

S.6 The Administrator shall establish and carry out a funding policy and method to the extent necessary from time to time to implement or supplement the provisions of the Plan and comply with requirements of ERISA.

5.7 Any person affected hereby may consult with the Administrator on any matters relating to the Plan. A person claiming eligibility to participate, benefits, or other rights under the Plan shall present his signed written claim to the Administrator, and within a reasonable time he shall be given a written answer. If he is denied the same, the Administrator shall notify him of such denial and the specific reasons therefor, with reference to pertinent plan provisions and a description of any additional information necessary to perfect his claim (including reasons why it is necessary), and an explanation of the claims review procedure, in a manner calculated to be understood by him and afford him a reasonable opportunity for full and fair review, by the Administrator, of that decision. The claimant or his representative or both may at any time after such denial request such a review, examine all pertinent documents, and submit issues and comments orally or in writing or both. The final decision of the Plan Administrator shall be rendered to the claimant or his representative not later than 60


                                       19










days after the Plan Administrator's receipt of the claimant's request for review (unless circumstances beyond the control of the Plan Administrator require an extension of time for processing, in which case a decision shall be made as soon as possible but not later than 120 days after receipt of that request for review). Such decision shall be written in a manner calculated to be understood by the claimant and shall give specific reasons for its conclusion with specific references to pertinent provisions of the Plan on which the decision is based.

5.8 The Administrator may resign by giving written notice to the Employer (if in existence, otherwise to all persons then referred to in the third sentence of 5.2) not less than 15 days before the effective date of his resignation. The Administrator may be removed at any time, without cause, by the Employer (if in existence, otherwise by a majority of such other persons referred to in the third sentence of 5.2).

5.9 The Administrator shall be responsible for seeing that he and every other person required to be bonded under ERISA are so bonded. The Administrator shall not be liable or responsible for the acts or omissions of any other fiduciary unless (1) the Administrator knowingly participated or knowingly attempted to conceal the acts or omissions of the other fiduciary and the Administrator knew the act or omission was a breach of fiduciary responsibility by the other fiduciary; or (2) the Administrator has knowledge of a breach by the other fidiciary and does not make reasonable efforts to remedy the breach; or (3) the Administrator's breach of his own fiduciary responsibility permitted the other fiduciary to commit a breach.

5.10 No fee or compensation shall be paid to the Administrator for his services as the Administrator if he already receives full-time pay from the Employer or any other organization referred to in Code Section 4975 (d)(10). Any expenses properly incurred by the Administrator shall be reimbursed by the Employer.

5.11 Wherever, under the provisions of this agreement, discretion is granted to the Administrator, which shall affect anyone's benefits or other rights under the Plan, such discretion shall be exercised uniformly so that all persons similarly situated will be similarly treated.

5.12 The Administrator shall have the right to employ agents and others to render advice regarding his responsibilities under the Plan and may rely upon the written opinions or certificates of any such person, for example, counsel, actuary, investment manager, or physician.



                                       20





5.13 The Administrator may delegate in writing all or any part ! of his responsibilities under this document to others by written agreement communicated to the delegate and the Employer (if any, otherwise to the persons referred to in the third sentence of 5.2); and, in the same manner, may revoke any such delegation of responsibility. Any action of a delegate in the exercise of such delegated responsibilities shall have the same force and effect for all purposes as if such action had been taken by the Administrator. The delegate shall have the right, in his or its sole discretion, by written instrument delivered to the Administrator, to reject and to refuse to exercise any such delegates authority. The Custodian need not act on instructions of such a delegate despite any knowledge of such delegation, but may require the Administrator to give the Custodian all instructions needed under the Plan. The Administrator shall make a formal annual review of each such delegate's performance of his respon-sibilities and take any necessary action pursuant thereto.

5.14 Action required of the Employer under this Article with respect to the Administrator, or an establishment of the Plan, shall be carried out by the sole proprietor, if that is the nature of the Employer; or by any general partner if it is a partnership. The Custodian shall have (and assume) no responsibility for inquiring into the authority of any person purporting to act on behalf of a partnership Employer.

5.15 The Employer, the Administrator, and the Custodian, respectively, shall be responsible solely for performance of those duties expressly assigned to that person in this Agreement and assumes no responsibility as to duties assigned to anyone else hereunder or by operation of law.

ARTICLE VI. ACCOUNTS

6.1 Custodial Account.

Except to the extent that a portion of contributions is used to buy Policies pursuant to 6.2, all contributions under the Plan shall be paid over to a Custodial Account to be maintained by the Employer with the Custodian. The Custodial Agreement pursuant to which such account is maintained shall provide that all assets of the Custodial Account shall be registered in the name of the Custodian or a suitable nominee. The Participants shall be the beneficial owners of all of the assets of the Custodial Account.

6.2 Insurance Trust Account.

(A) This Article shall apply if the Adoption Agreement specifies that the insurance option is available to Participants.


                                       21








(B) Definitions.

     (1) "Insurance Anniversary Date" is specified in the Adoption Agreement.

     (2) "Insurance Trustee" is the person named as such in the Adoption Agreement, and the successors thereto. If at any time the Trustee in office is not a bank, insured credit union, or other person satisfactory to the Secretary of the Treasury pursuant to Section 401(d)(1) of the Code, and if the Internal Revenue Service notifies the Employer that the Insurance Trustee is not keeping the records, making the returns, or rendering the statements required by law, then the Employer shall substitute as Trustee such a bank, credit union, or other satisfactory person.

     (3) "Insurer" is a life insurance company licensed to issue Policies in the states where the Employer's business is located and where the Trustee is located.

     (4) "Policy" is an ordinary whole life policy with cash values, including an endowment policy; a term life policy; a retirement income contract; or annuity contract, including a variable annuity. A Policy may provide for disability income and/or disability waiver of premium benefits. A policy must satisfy these requirements and, if necessary, be endorsed for the purpose:

     (i) Be convertible into or exchangeable for a retirement annuity contract to pay retirement benefits under the Plan.

     (ii) Be "nontransferable" when held by anyone except the Trustee, which means it cannot be sold, assigned, discounted, or pledged as collateral or any other purpose to anyone other than the insurer.

     (iii) Prohibit automatic premium and other loans on a Policy issued for the account of an Owner-Employee.

     (5) "Trust" is the trust fund established under this Part 6.2.

(C) Selection and Management of Insurance Funding.

     (1) A Participant may elect through the Administrator that all or a designated portion of contributions made pursuant to Sections 3.2 or 3.3(B) or
(C) by and on behalf of the Participant paid over to the Insurance Trustee as of an Insurance Anniversary Date, for the purpose of being applied to the


                                       22







payment of premiums on Policies of a kind specified by the Participant and purchased and held in trust by the Insurance Trustee in trust hereunder, but only to the extent permitted by subparts (2) through (5). Nothing but Policies and cash awaiting investment or distribution shall be held in the Trust. The Participant shall be the beneficial owner of Trust assets held for the Participants account; none shall revert to the Employer, and at no time shall it be possible for any Trust assets to be used for or diverted to purposes other than for the exclusive benefit of the Participants and their beneficiaries.

     (2) If ordinary life insurance contracts are purchased to insure a Participant's life, then the amount of the Trust Fund that may be used to pay the aggregate premiums on such contracts is any amount less than 50% of all Employer contributions allocated to such Participant up to that time.

     (3) If term life or other life insurance contracts with premium rates lower than those of ordinary life insurance contracts are purchased to insure a Participant's life and/or health and welfare, then the amount of the Trust Fund that may be used to pay the aggregate premiums on such contracts is any amount less than 25% of all Employer contributions allocated to such Participant up to that time.

     (4) If both ordinary life and term insurance are Purchased to insure a Participant's life, the sum of the term insurance premiums plus one-half of the ordinary life premiums may not exceed 25% of all Employer contributions allocated to such Participant up to that time.

     (5) If retirement income (or endowment) contracts are purchased on behalf of any Participant, the death benefit under the contract shall not be greater than 100 times the anticipated monthly annuity provided under such contract.

     (6) Policies available for Participants shall be limited to those issued by Insurers from time to time designated by the Employer and represented by the Custodian as their agent or broker.

     (7) If a Participant electing purchase of a life insurance Policy is insurable only at substandard rates, the Policy may provide for an appropriately smaller benefit.

     (8) A Participant who unreasonably fails or refuses to submit to whatever examination and to provide whatever information the Insurer requires to determine insurability shall be deemed to be uninsurable.



                                       23







     (9) If a Policy is to be purchased for a Participant who dies before it becomes effective, the death benefit regarding that Policy shall equal the amount of contributions allocated to that purchase.

     (10) A dividend which accrues on a Policy in a Plan Year shall in that or the next Plan Year be applied to purchase additional retirement benefits for the Participant for whom that Policy is held. Any premium refund under a Policy shall be applied to reduce the current or next succeeding premium. In the event of the Plan's termination or a Participant's death or separation from service with the Employer, any such refund alternatively may be paid as part of any distribution of benefits being made at that time as a result of that event.

     (11) To the extent sufficient contributions are made by and on behalf of a Participant under the Plan, and subject to the limitations in subparts (2) through (4) above, the Plan Administrator shall allocate to the Trust a portion of such contributions which is adequate for the payment of premiums on Policies held for that Participant. To the extent such contributions are insufficient for that purpose, the Participant shall direct the Plan Administrator whether (1) to order the Insurance Trustee to apply for a premium loan under one or more Policies (unless the Participant is an Owner-Employee, as such a loan would, under Code Section 72(m)(4), constitute a distribution in violation of Article
VIII) or to place one or more Policies on a paid-up basis; or (2) (subject to the limitations in subparts (2) through (4) above) to request that the Employer order the Custodian, under Section 5 of the Custodial Agreement, to sell those Custodial Account assets held for the Participant which the Participant specifies for sale and to transfer the proceeds to the Insurance Trustee for payment of such premiums.

     (12) To the extent consistent with other provisions of this Article VI, a Participant may direct the Insurance Trustee through the Administrator to change a Policy or convert it into another Policy; to surrender a Policy and transfer the proceeds to the Custodian for investment for the Participant's account under the Custodial Agreement; or to request that the Employer order the Custodian, under Section 5 of the Custodial Agreement, to sell Custodial Account assets held for the Participant which the Participant specifies for sale, and to transfer the proceeds to the Insurance Trustee for purchase of a Policy.

     (13) Neither the Employer, the Administrator, nor the Insurance Trustee shall be responsible for a Policy's validity or failure of the Insurer to make a payment thereunder. Except as otherwise required by law, the Insurance Trustee shall not be liable for failure to obtain a Policy or to pay when due a


                                       24






premium thereon except for gross negligence or wilful misconduct, and neither the Employer nor the Administrator shall be liable in any event.

     (14) Except as otherwise required by law, an Insurer shall not be considered a party to the Plan or Trust; may rely upon a certificate of the Employer, Administrator, or Insurance Trustee as conclusive of the facts stated therein; and shall be fully discharged in acting upon the Insurance Trustee's directions and need not see to the application of money paid in accordance therewith.

     (15) In the event of any conflict between the terms of the Plan and the provisions of any Policy issued hereunder, the terms of the Plan shall control.

(D) Concerning the Insurance Trustee.

     (1) The Insurance Trustee shall keep adequate records of transactions with respect to the Trust. Not later than sixty (60) days after the close of each Plan Year (or after the Insurance Trustee's resignation or removal), the Insurance Trustee shall file a written report of such transactions and the assets of the Trust, and the Employer or Administrator shall furnish or cause to be furnished to each Participant a copy of such portions of the report or summary thereof as required by law. Upon the expiration of sixty (60) days after such a report is rendered, the Insurance Trustee shall be forever released and discharged from all liability and accountability to anyone with respect to transactions, shown in or reflected by such report, except with respect to any such acts or transactions as to which the Employer shall have filed written objections with the Insurance Trustee within the latter such sixty-day period.

     (2) All reasonable expenses and agreed-upon fees of the Insurance Trustee (other than Policy premiums) shall be paid or reimbursed by the Employer.

     (3) The Insurance Trustee may resign, upon thirty (30) days' notice to the Employer, or be removed by the Employer upon thirty (30) days' notice to the Insurance Trustee. The Employer shall notify the Custodian of all changes in the identity and address of the Insurance Trustee. When such a change occurs, the succeeded Insurance Trustee promptly shall transfer and pay over to the successor the records and assets of the Trust. No Insurance Trustee shall be responsible solely for the performance of duties expressly assigned to that Insurance Trustee hereunder and not for duties assigned to anyone else in connection with the Plan.



                                       25










ARTICLE VII. AMENDMENT AND TERMINATION UNDER THE PLAN

7.1 The "Sponsor" of the prototype plan under which this Plan is adopted shall be the Custodian.

7.2 This Prototype Plan may be amended from time to time by the Sponsor (acting alone) by an instrument in writing, but no amendment shall become effective until the day following thirty (30) days after a copy of such amendment shall have been furnished to each Employer (whereupon it may take effect retroactively if so provided). The Employer may from time to time amend its elections in the Adoption Agreement, provided it is satisfied that no such amendment will affect the qualified status of the Plan. In the event of any amendment by the Sponsor, each Employer shall be deemed to have consented thereto unless its dissent thereto in writing be delivered to the Sponsor within thirty (30) days after a copy of such amendment shall have been furnished to each Employer. In the event that an Employer dissents to any such amendment, such dissent shall constitute a withdrawal by the Employer of its Plan from under the prototype Plan; the general procedures of the Internal Revenue Service governing individually-designed plans will be applicable thereafter. Except in the case of such dissent, upon the execution by the Sponsor of an instrument setting forth the amendment, the Plan shall be deemed to have been so amended, effective as of the date specified in such instrument to which may be retroactive as provided above), and all Participants and other persons claiming any interest hereunder shall be bound thereby. Unless required in order to obtain determination of the Plan's initial or continuing qualified status under the Code, no amendment shall
(1) have the effect of vesting in any Employer any interest in any property held subject to the terms of this Plan; (2) cause or permit any property held subject to the terms of the Plan to be diverted to purposes other than the exclusive benefit of the present or future Participants and Beneficiaries; or (3) cause any Participant to be deprived of benefits theretofore vested in him.

7.3 Any Employer may withdraw its Plan from under the prototype plan by dissenting to an amendment hereto as provided in 7.2 above or by giving written notice of discontinuance of participation to the Custodian. A withdrawal from the Plan by an Employer shall not of itself constitute a termination of the Plan with respect to such Employer. Upon such withdrawal, the Employer shall succeed to the Sponsor's Power (described in 7.2) to amend the Plan. If the Plan of any participating Employer fails to retain its qualified status, such Plan will be considered withdrawn from the prototype plan.




                                       26








7.4 No amendment may increase the burdens of the Custodian or the Insurance Trustee without the written consent of the affected entity.

7.5 The Plan shall terminate upon the death of the proprietor if the Employer is a sole proprietor or, if the Employer is a partnership, upon termination of the partnership, unless upon such event a successor to the business of the Employer elects to continue the same and such continuation is acceptable to the Custodian.

7.6 Upon the termination of the Plan, any and all assets remaining in the Custodial Account shall be distributed by the Custodian to the Participants in accordance with the amounts credited to their accounts as of the date of such termination. Such distribution shall be in cash or in kind unless the Employer directs another method permitted by 4.5 above. If the Plan is funded in part with insurance, then upon termination of the Plan any and all Policies remaining in the Trust shall be endorsed as nontransferable and be distributed by the Insurance Trustee in kind to the Participants for whom the assets are held. Upon the completion of such distribution, the Custodian and the Insurance Trustee shall be relieved from all further liability with respect to all amounts so paid.

ARTICLE VIII. PENALTY FOR PREMATURE DISTRIBUTIONS
              (limitation on 4.2)

Notwithstanding any provisions to the contrary elsewhere in the Plan;

No distribution shall be made to a Participant who is or has been an Owner-Employee prior to his attaining age 591/2 for any reason other than disability or plan termination, to the extent that such distribution is attributable to contributions paid while he was an Owner-Employee on his behalf by the Employer, or by himself to the extent he could not withdraw the same at that time under 3.3(C). If the foregoing sentence is violated, then no contribution shall be made by or on behalf of such Participant for the five Tax Years succeeding the Tax Year in which such distribution is made.

ARTICLE IX. - MISCELLANEOUS

9.1 Non-Reversion Provisions.

This Plan is established for the exclusive benefit of the Participants and their Beneficiaries, and under no circumstances shall any of the assets of the Custodial Account established hereunder revert to the Employer.


                                       27







9.2 Inalienability of Benefits.

The benefits hereunder shall not be subject to alienation, assignment, garnishment, attachment, execution, or levy of any kind, and any attempt to cause such benefits to be so subjected shall not be recognized, except to the extent required by law.

9.3 Notices.

Except where otherwise specifically required in this Plan, any notice from the Custodian to any person provided for in this Plan shall be effective if sent by first class mail to such person at that person's last address on the sender's records.

9.4 Status of Participants.

Neither the establishment of the Plan and the Custodial Account nor any modification thereof, nor the creation of any fund or account, nor the payment of any benefits, shall be construed as giving to any Participant or other person any legal or equitable right against the Employer or Custodian, except as provided herein or by law; and in no event shall the terms of employment of any Employee or Participant be modified or in any way be affected hereby.

9.5 Allocation of Charges.

Any taxes and all fees and other expenses incurred with respect to the assets of the Custodial Account shall be payable as provided for in the Custodial Agreement. The expenses of the Plan Administrator are provided for in 5.10 above.

9.6 Mergers and Transfers.

In the event this Plan is merged or consolidated with, or its assets and liabilities are transferred to, any other plan, the Plan Administrator shall be responsible for verifying that each Participant in this Plan would be entitled to receive a benefit immediately after the merger, consolidation or transfer (if the Plan then terminated) which would be equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation or transfer if this Plan had then terminated.

9.7 Governing Law.

This Plan shall be construed and administered in accordance with the laws of the Commonwealth of Massachusetts to the extent not pre-empted by the laws of the United States of America (including ERISA); any provision hereof in conflict with applicable


                                       28





federal law shall survive to the extent permitted by that law. This Plan is intended to meet the requirements of Section 401 (a) of the Code, and if any provision hereof is subject to more than one construction, such ambiguity shall be resolved in favor of that interpretation or construction which is consistent with that intent. However, the Custodian shall not be responsible for whether or not such intentions are achieved through use of this Plan; the Employer should consult the Employer's attorney on such questions.






                                       29







                        TUCKER, ANTHONY & R.L. DAY, INC.

                               CUSTODIAL AGREEMENT

SECTION 1. INTRODUCTION

The Employer, as engaged in the business referred to on the Adoption Agreement, has adopted the foregoing Prototype as its Retirement Plan (the "Plans") for the benefit of the Participants therein pursuant to the Self-Employed Individuals Tax Retirement Act of 1962, as amended, and pursuant to the Employee Retirement Income Security Act of 1974 as now in effect and hereafter amended, including successor sections ("ERISA"). As part of the Plan, the Employer has requested the Custodian to establish a Custodial Account for the investment of contributions under the Plan upon the terms and conditions set forth in this Agreement. The word "Employer" and other words and phrases defined in the Plan shall have the same meanings hereunder. The Custodian shall be entitled to all of the protection conferred on it by the terms of the Plan; and it may assume that the Employer is serving as the Plan Administrator unless and until it receives written notice to the contrary.

This Agreement shall take effect upon acceptance in writing by the Custodian of its appointment in the Adoption Agreement.

SECTION 2. ESTABLISHMENT OF PARTICIPANTS' ACCOUNTS

The Custodian shall, upon acceptance of its duties under the Plan and this Agreement, open and maintain Participants' Accounts for such individuals as the Administrator shall from time to time certify to it, by name, address and social security number, as Participants in the Plan.

SECTION 3. RECEIPT OF CONTRIBUTIONS

All contributions of money by or on behalf of Participants as may be made from time to time shall he invested in the name of the Custodian as provided herein. All such contributions of money shall be accompanied or preceded by written instructions from the Administrator specifying the Participants' Accounts to which they are to be credited, the amount of each such credit which is an Employer contribution, the amount, if any, which is the Participant's contribution, and the amount, if any, which is a deductible employee contribution, or a rollover contribution, and designating Owner-Employees as such. If written instructions are not received, or if received, are unclear in the opinion of the Custodian, the Custodian may hold all or a portion of the contribution in cash without liability for loss of income or appreciation, and without liability for interest, pending receipt


                                       30







of written instructions or clarification. Contributions may be made at intervals determined by the Employer.

In addition, the Custodian may accept assets transferred to it from any other Plan which is maintained by the Employer for the benefit of any of the Participants if the Administrator certifies in writing to the Custodian his reasonable belief that such other Plan satisfies the requirements of Section 401(a) and Section 401(d), if applicable, of the Internal Revenue Code ("Code"), and if the Custodian has received a description of the assets and such other information as it may reasonably require. The Custodian at its option may, but need not, accept assets other than investments of the types specified in Section 4, or cash; any such other assets shall be disposed of as promptly as possible, the proceeds shall be reinvested as provided in this Section 3, and the Custodian shall, in accordance with the written instructions of the Administrator, make appropriate credits to the accounts of the Participants for whose benefit assets have been transferred. Any amounts so credited as contributions previously made by the Employer or by such Participants under such other Plan, as specified by the Administrator, shall be treated as contributions previously made under the Plan by the Employer or by such Participants, as the case may be.

SECTION 4. INVESTMENT OF CONTRIBUTIONS

When the Custodian accepts and signs this Agreement, it shall establish a Custodial Account consisting of all separate Participant accounts under this Plan. All contributions to the Plan shall be invested and reinvested in such marketable securities (including options) traded by or obtainable through the Custodian either "over the counter" or on a recognized exchange (excluding securities issued by the Custodian), and in such amounts, as are specifically selected and specified by the Participant in orders to the Custodian in such form and either directly or through the Administrator as may he acceptable to the Custodian. The Custodian shall be responsible for the execution of such orders and for maintaining adequate records thereof. However, if any such orders are not received as required or, if received, are unclear in the opinion of the Custodian, all or a portion of the contribution may be held uninvested without liability for loss of income or appreciation, and without liability for interest, pending receipt of such orders or clarification; or the contribution may be returned. Amounts referred to in the next preceding sentence may be invested, and dividends, interest, proceeds of the sale of securities, and other cash receipts not intended as payment for securities shall be invested, in a daily-interest money market mutual fund which is sponsored and/or managed by the Custodian or any affiliate of the Custodian pending receipt of contrary


                                       31







orders, except that a balance of to $200 of uninvested cash may (but need not) be maintained for administrative convenience.

All assets of the Custodial Account shall be registered in the name of the Custodian or of a suitable nominee. The same nominee may be used with respect to
(1) assets of the Accounts of all (or some) of the Participants, and (2) assets of other investors whether or not held under agreements similar to this one or in any capacity whatsoever. However, each Participant's Account shall be separate and distinct; a separate account thereof shall be maintained by the Custodian; and the assets thereof shall be held by the Custodian in individual or bulk segregation either in the Custodian's vaults or in depositories approved by the Securities and Exchange Commission under the Securities Exchange Act of 1934.

The Custodian does not assume any responsibility for rendering advice with respect to the investment and reinvestment of a Participant's Account and shall not be liable for any loss which results from the Participant's exercise of control over his Account. Except only to the extent (and upon the terms) that the Custodian specifically agrees with the Employer or the Participant in writing from time to time that the Custodian will render such advice, the Participant shall have and exercise exclusive responsibility for and control over the investment of the assets of his Account, and the Custodian shall not have any duty to question his directions in that regard or to advise him regarding purchase, retention, or sale of such assets.

SECTION 5. DISTRIBUTIONS

On receipt of a written order from the Administrator certifying that a Participant's benefits and/or a withdrawal of the Participant's contributions is payable pursuant to the Plan, the Custodian shall cause all assets credited to such participant's Account (or such portion thereof as the Administrator may so order) to be transferred into the name of such Participant or the name of such other person as is entitled thereto under the Plan and distribute such assets to the transferee. Before such distribution is made, however, the Custodian shall be furnished with any and all applications, certificates, tax waivers, signature guarantees and other documents (including proof of the Administrator's or any legal representative's authority) deemed necessary or advisable by the
Custodian; but the Custodian shall not be responsible for complying with an order which appears on its face to be genuine, or for refusing to comply if not satisfied it is genuine, and assumes no duty of further inquiry. The Custodian shall not have any responsibility for making any distribution unless and until such an order has been received which specifies the occasion for the distribution and the method under the Plan in which distribution is to be made.


                                       32








Anything else to the contrary notwithstanding, upon receiving such an order with the necessary instructions the Custodian will make any repayment or redistribution of any Excess Contribution required under the Plan and/or the Custodian shall make whatever adjustment of accounts provided for in the Plan, whichever appropriate under the circumstances.

On receipt of a written direction from the Employer, the Custodian shall transfer assets held in the Custodial Account for the account of a Participant or Participants to the trustee or custodian serving in respect to another plan or plans maintained by the Employer or some other employer of such Participant or Participants for the benefit of such Participant or Participants and others. Such transfer shall be accompanied by instructions to the effect that such a Participant who was an Owner-Employee under the Plan be treated as an Owner-Employee under such other plan. However, the Custodian shall first be furnished with a written certificate of the Administrator that the Administrator is satisfied that the requirements of Section 401(a) and Section 401(d), if applicable, of the Code are satisfied by such other plan or plans. The Custodian shall have no further liability under the terms of this Agreement with respect to assets so transferred.

SECTION 6. VOTING AND OTHER ACTION

The Custodian shall deliver, or cause to be delivered, to each Participant all notices, prospectuses, financial statements, proxies and proxy soliciting materials relating to assets credited to his Account. The Custodian shall not vote any shares of stock or take any other action, pursuant to such documents, with respect to such assets except upon receipt by the Custodian of adequate written instructions from the Participant.

SECTION 7. RECORDS AND REPORTS OF THE CUSTODIAN AND EMPLOYER

The Custodian shall keep adequate records of the transactions it is required to perform hereunder. Not later than sixty (60) days after the close of each Plan Year (or after the Custodian's resignation or removal pursuant to Section 11 hereof), it shall file with the Employer a written report or reports which may consist of regularly issued Tucker, Anthony & R.L. Day, Inc. account statements reflecting the transactions effected by it during such period and the fair market value of the assets of each Participant's account in the Custodial
Account at its close or adequate information to compute that value, and thereupon the Employer or Administrator shall furnish or cause to be furnished to each Participant a copy of such portions of the report or summary thereof as required by law. Upon the expiration of sixty (60) days after such a report is rendered, the Custodian

                                       33








shall be forever released and discharged from all liability and accountability to anyone with respect to transactions, shown in or reflected by such report, except with respect to any such acts or transactions as to which the Employer shall have filed written objections with the Custodian within the latter such sixty-day period.

The Employer and the Custodian shall furnish to each other such information relevant to the Plan and Custodial Account as may be required under the Code and any Regulations issued or forms adopted by the Treasury Department thereunder.

The Employer agrees by itself or through its appointed Plan Administrator to fulfill any reporting or disclosure obligations now or hereafter imposed on the Employer or the Custodian, or both of them, by ERISA, the Code, or any similar federal, state or municipal requirement. To the extent the Custodian must assume any such obligations, it may charge a reasonable fee for the service apart from its normal fees and its expenses, as provided for in Section 8.

SECTION 8. CUSTODIAN'S FEES AND EXPENSES OF THE CUSTODIAL
           ACCOUNT

The Custodian, in consideration of its services under the Plan and this Custodial Agreement, shall receive the fees specified on the applicable fee schedule. The fee schedule originally applicable shall be the same one identified on the Adoption Agreement. The Custodian may substitute a different fee schedule at any time upon thirty (30) days' written notice to the Employer. The Custodian shall also receive reasonable fees for any services not contemplated by any applicable fee schedule and either deemed by it to be necessary or desirable, or requested by the Employer or Plan Administrator.

The Custodian shall also receive reasonable fees for the broker-dealer services which it renders on behalf of a Participant's Account, which shall be charged to that Account.

To the extent incurred by the Custodian and not reimbursed by the Employer, any income, gift, estate and inheritance taxes and other taxes of any kind whatsoever, including transfer taxes incurred in connection with the investment or reinvestment of the assets of the Custodial Account, that may be levied or assessed in respect to such assets shall, if allocable to specific Participants, be charged to the Accounts of such Participants, and if not so allocable they shall be charged proportionately to all such Participants' Accounts. Similarly, to the extent not reimbursed by the Employer, all other administrative expenses incurred by the Custodian in the performance of its duties (including fees for legal services rendered to it)

                                       34






shall, if allocable to specific Participants, be charged to the Accounts of such Participants, and if not so allocable, be charged proportionately to such Accounts.

All such fees and taxes and other administrative expenses charged to a Participant's Account will be collected either from the amount of any contribution or distribution to be credited to such Account, or (at the option of the Custodian) by the conversion into cash of sufficient assets of the Account; but the Employer shall be responsible for any deficiency.

SECTION 9. CONCERNING THE CUSTODIAN

The Custodian shall not be responsible in any way for the collection of contributions provided for under the Plan; the purpose or propriety of any distribution or withdrawal made pursuant to Section 5 hereof; any other action or nonaction taken pursuant to the request of the Employer, the Plan Administrator, or a Participant; the validity or effect of the Plan or Custodial Agreement; the qualification of the Plan or this Agreement under the Code or
ERISA: or examination of the Plan.

The Employer and the legal representative or successor of the Employer, as appropriate, and (with respect to directions from the Participant) the Participant and his legal representative, shall at all times fully indemnify and save harmless the Custodian, its successors and assigns, from any liability arising from distributions so made or actions so taken, and from any and all other liability whatsoever which may arise in connection with this Agreement, except liability arising from the negligence or willful misconduct of the indemnified person.

The Custodian shall not he under any duty to take any action other than as herein specified with respect to the Custodial Account unless the Employer, Plan Administrator, or Participant (whichever is appropriate) shall furnish the Custodian with instructions in proper form and such instructions shall have been specifically agreed to by the Custodian in writing, or to defend or engage in any suit with respect to the Custodial Account unless the Custodian shall have first agreed in writing to do so and shall have been fully indemnified to its satisfaction. The Custodian may conclusively rely upon and shall be protected in acting upon any written order from the Employer, the Plan Administrator or a Participant, or any other notice, request, consent, certificate of other instrument or paper believed by it to be genuine and to have been properly executed, or upon any opinion of counsel and, so long as it acts in good faith, in taking or omitting to take any action. The Custodian shall not be liable for interest on any cash balances maintained in the Custodial Account in accordance with the provisions of this Custodial Agreement.

                                       35







The Custodian shall not be obligated to receive a contribution, instruction or request from a Participant unless the same is forwarded by the Employer or Plan Administrator, but it may do no in its discretion.

The Employer and the executor, administrator or successors of the Employer, shall have the sole authority to enforce this agreement on behalf of any and all persons having or claiming any interest in the Custodial Account. In order to save the Custodial Account from the expenses which might otherwise be incurred, it is imposed as a condition to the acquisition of any interest in the Custodial Account, and it is hereby agreed, that no person other than the Employer and such other persons as appropriate, may institute or maintain any action or proceeding against the Custodian in the absence of written authority from the Employer or a determination of a court of competent jurisdiction that, in refusing such authority, the Employer or such other persons have acted fraudulently or in bad faith.

SECTION 10. AMENDMENT

Amendment and termination of this Agreement shall be governed by the provisions of Article VII of the Plan. They shall not be construed to reduce the freedom of the Custodian to substitute fee schedules within the limits of Section 8, and no such substitution shall be deemed to be an amendment of the Plan or of this Agreement.

SECTION 11. RESIGNATION OR REMOVAL OF CUSTODIAN

Upon thirty (30) days' prior written notice to the Custodian, the Employer may remove the Custodian from its office hereunder. Such notice, to be effective, shall designate a successor Custodian and shall be accompanied by the successor's written acceptance. The Custodian also may at any time resign unilaterally upon thirty (30) days' prior written notice to the Employer, whereupon the Employer shall appoint a successor Custodian.

The successor Custodian shall be a bank, insured credit union, or other person satisfactory to the Secretary of the Treasury pursuant to Section 401(d)(1) of the Code, and (while serving hereunder) a broker-dealer registered under the Securities Exchange Act of 1934, as now in effect and hereafter amended. Upon receipt by the Custodian of written acceptance by its successor of such successor's appointment, the Custodian shall transfer and pay over to such successor the assets of the Custodial Account and all records (or copies thereof) of the Custodian pertaining thereto provided that the successor Custodian agrees not to dispose of any such records without the Custodian's consent. The Custodian is authorized, however, to

                                       36










reserve such sum of money or property as it may deem advisable for payment of all its fees, compensation, costs, and expenses, or for payment of any other liabilities constituting a charge on or against the assets of the Custodial Account or on or against the Custodian, with any balance of such reserve remaining after the payment of all such items to be paid over to the successor Custodian.

The Employer shall substitute another Custodian in place of the Custodian specified in the Plan upon receipt of notice from the Commissioner of the Internal Revenue Service or his delegate that such substitution is required because the specified Custodian has failed to comply with the requirements of Temporary Income Tax Regulations Section 11.401(d)(1)-1, or is not keeping such records, making such returns or rendering such statements as are required by applicable law, regulations or other rulings.

The Custodian shall not be liable for the acts or omissions of its successor.

SECTION 12. TERMINATION OF ACCOUNT

The Custodian shall terminate the Custodial Account if this Agreement is terminated, or if within thirty (30) days (or such longer time as the Custodian may agree to) after resignation or removal of the Custodian pursuant to Section 11, the Employer has not appointed a successor Custodian which has accepted such appointment. Except in a case where the last paragraph of Section 5 applies with respect to a termination of this Agreement, termination of the Custodial Account shall be effected by distributing all assets thereof to the Participants in accordance with the provisions of the Plan and pursuant to the direction of the Employer (or in the absence of such direction as determined by the Custodian), as on the termination of the Plan subject to the Custodian's right to reserve funds as provided in Section 11.

Upon termination of the Custodial Account as provided for in this Section, the Agreement shall be considered to be rescinded and of no force and effect, and the Custodian shall be relieved from all further liability with respect to this Agreement, the Custodial Account and all assets thereof so distributed, and any determinations by the Custodian of the mode of distributing the assets of the Custodial Account.

SECTION 13. MISCELLANEOUS

At no time shall it be possible for any part of the assets of the Custodial Account to be used for or diverted to purposes other than for the exclusive benefit of Participants or their beneficiaries.

                                       37






Any notice from the Custodian to the Employer provided for in this Agreement shall be effective if sent by first-class mail to it at its last address on the sender's records.

In the event of any conflict between the provisions of the Plan and those of this Agreement, the provisions of this Agreement shall prevail, except over those Plan provisions necessary to retain qualified status under Code Section 401.

The assets of the Custodial Account shall not be subject to alienation, assignment, trustee process, garnishment, attachment, execution or levy of any kind except by the Custodian for its fees and expenses, and no attempt to cause such assets to be so subjected shall be recognized except to such extent as may be required by law or provided for herein.

This Agreement shall be construed and administered in accordance with the laws of the Commonwealth of Massachusetts, to the extent not pre-empted by the laws of the United States of America (including ERISA); any provision of this Agreement in conflict with applicable federal law shall survive to the extent permitted by that law.

The Custodian shall be responsible solely for performance of those duties expressly assigned to it in the Plan and this Agreement; it assumes no responsibility as to duties assigned to anyone else thereunder or by operation of law.












                                       38







                    SUMMARY OF KEOGH FEATURES AND PROVISIONS

             PROTOTYPE SELF-EMPLOYED PROFIT-SHARING RETIREMENT PLAN

This Summary describes the general terms of the Tucker, Anthony Self-Employed Profit-Sharing Retirement Plan which has been adopted by your employer to help provide financial security for your retirement and to protect you and your family if disability keeps you from working, or in the event of your death.

ELIGIBILITY

You may participate in the Plan on the first day of the year following that in which you complete ( ) years of service with the employer.

A year of service is a 12-month period, measured from your date of hire or anniversaries of it, during which you complete 1,000 hours of service with the employer. Once you have joined the Plan, you will continue to be a participant for as long as you are an employee of your employer.

An owner-employee - someone who owns more than 10% interest in the employer's business - must agree to participate before he becomes a participant.

EMPLOYER CONTRIBUTIONS

Each year the employer shall make cash contributions under the Plan for each employee who is then a Participant.

Cash contributions shall be equal to __________% of employees' compensation or earned income with a maximum of $15,000 per year. The percentage contributed for non-owner-employees must be at least as high as that contributed for owner-employees.

Contributions are made out of the employer's net business income (net profit) in excess of $_______________. For any year in which the employer has no net profit, no contribution may be made. If net profit is insufficient in any year to make a full contribution, contributions to all participant accounts will be reduced on a pro rata basis.

DEDUCTIBLE EMPLOYEE CONTRIBUTIONS

Effective January 1, 1982, you may make contributions to this Plan from your own earnings, and deduct the contributions on your federal income tax return. The maximum you may contribute and deduct is 100% of your compensation (not including employer paid contributions under this Plan), up to a maximum of $2,000

                                       39





for each calendar year. You may make contributions on account of a calendar year at any time up to April 15 of the next year.

If you also maintain an individual retirement account for yourself, you may not contribute and deduct more than the maximum (100% of compensation up to $2,000) to the IRA and this plan combined.

You may contribute additional amounts to this Plan as voluntary nondeductible contributions, as described in the next section. You may also wish to contribute to both an IRA and this Plan, and designate any or all of your contributions under this Plan as nondeductible. The Custodian will automatically allocate the first $2,000 of each Participant's employee-paid contributions as deductible contributions. It you wish any portion of the first $2,000 of your contribution to be nondeductible, you must notify the Custodian by certified mail, return receipt requested, on or before April 15 of the following year.

VOLUNTARY NONDEDUCTIBLE CONTRIBUTIONS

For any Plan Year in which there are Employer contributions made on behalf of participants other than owner-employees, you may make voluntary nondeductible contributions. The limit on owner-employee voluntary nondeductible contributions is 10% of Earned Income or $2,500, whichever is less. The limit on voluntary nondeductible contributions for other participants is applied in the aggregate to such contributions for all Plan Years you were a participant; the total of all your voluntary nondeductible contributions may not exceed 10% of your total Compensation or Earned Income for those years.

These voluntary contributions are not tax deductible, but earnings on them will not be taxed until your benefits are eventually distributed.

You may withdraw your voluntary nondeductible or deductible contributions upon written notice to the Plan Administrator up to their current value. If you withdraw accumulated deductible contributions prior to age 59 1/2, you may be subject to significant tax penalties.

INVESTMENTS

As a participant, your portion of the annual employer contribution is credited to an account in your name at the Plan Custodian, Tucker, Anthony & R.L. Day, Inc.

Under the Plan, you have a wide choice of productive investments, and flexibility to control and direct how your funds are put to work. To invest your funds in bond, stocks, mutual funds, or other alternatives available under the Plan, give your instructions to the Plan Administrator.

                                       40









ADMINISTRATION OF PLAN

The Plan is administered by your employer unless otherwise stated. The Plan Administrator is responsible for all matters relating to participation in the Plan, and performs such duties as enrolling participants, keeping records, sending contributions to the Custodian, and executing the investment instructions of Participants.

The Administrator shall also provide adequate notice in writing to any employee whose claim for benefits under the Plan has been denied in any respect, setting forth the specific reasons for denial, written in a manner calculated to be understood by such employee, and shall also afford a reasonable opportunity to any such employee for a full and fair review of such denial.

Questions concerning the Plan should be directed to the Plan Administrator.

DISTRIBUTION OF BENEFITS

When you reach the Normal Retirement age under the Plan (age 65 or the 10th anniversary of the day you became a participant, whichever is later) you will be entitled to receive a distribution of your account in one of the following ways; as designated by the Plan Administrator.

LUMP SUM

All securities (if any) in your accounts are redeemed and a check for the value will be given to you for the entire balance of your interest in the Plan. Alternatively, such securities may be transferred to you or your beneficiary as payment in kind.

INSTALLMENTS

Benefits may be distributed in installments over a fixed period of years not to exceed your life expectancy or the joint and last survivor expectancy of you and your spouse. If, for example, a period of 10 years was selected, 1/10 of the value of the account would be distributed the first year, the next year, 1/9, etc. until the entire account was depleted.

If your employer approves, you may elect to work beyond your normal retirement date and receive your retirement benefits after you actually retire. (An owner-employee, however, may not begin receiving benefit payments except in case of death or disability before age 59 1/2 and must begin receiving payments by age 70 1/2.)



                                       41







SINGLE-LIFE ANNUITY

This form of benefit would provide you with an annuity for life with no payments after your death to a spouse or beneficiary.

JOINT AND SURVIVOR ANNUITY

If you are married, your benefit will automatically be paid in the form of a 50% joint and survivor annuity, unless you elect in writing not to have your benefit paid in this form. If you do not want your retirement benefit paid in the joint and survivor annuity form, you must so elect in writing during the election period and the Plan Administrator will designate one of the other forms of payments.

The election period will begin upon the furnishing to you of notice of the election by the Plan Administrator or following the furnishing of any additional information concerning the election which you request. The election period will last at least 90 days and ends on the day before benefits are to commence. The election may be revoked in writing and another election may be made anytime prior to the end of the election period.

The 50% joint and survivor annuity form will provide you with monthly benefits as long as you live. Upon your death, payments to your spouse will continue but will be reduced by 50% of the amount of your monthly payment. You may, however, elect to receive (or the Plan Administrator may specify) a smaller joint and survivor annuity benefit with continuation of payments to your spouse at the rate of 100% of the rate payable to you during your lifetime.

DEATH BENEFITS

If  you  should  die  before  your  account  has  been   distributed,   whatever
undistributed interest remains will be distributed to your beneficiary, or will be immediately applied to purchase an annuity for such beneficiary.


DISABILITY

If you become "disabled"--that is, you are unable to engage in any gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or be of long-continued or indefinite duration--then the Plan Administrator has the discretion to have your benefit distribution commence at once. In determining your disability and exercising this discretion, the Administrator must follow uniform rules among participants.


                                       42










TERMINATION OF EMPLOYMENT

If you terminate your employment prior to reaching Normal Retirement Age, other than by death or disability, your account(s) will normally remain with the Custodian until you reach Normal Retirement Age. However, at the discretion of the Plan Administrator, who must use rules applied uniformly in a nondiscriminatory manner, distribution may commence earlier; but owner-employees may not receive any benefits prior to reaching age 59 1/2, unless the Plan itself is terminated or the owner-employee becomes disabled.

PLAN TERMINATION INSURANCE

Because this Plan is of the "defined contribution" type, it is not insured under Title IV of the Employee Retirement Income Security Act of 1974 by the Pension Benefit Guaranty Corporation.

STATEMENT OF ERISA RIGHTS

As a Particicant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan Participants shall be entitled to:

Examine, without charge, at the Plan Administrator's office al1 plan documents, and copies of all documents filed by the Plan Administrator with the United
States Department of Labor, such as annual reports and plan descriptions. Examination at the Plan Administrator's office shall take place by prearranged appointment during normal business hours.

Obtain copies of all plan documents and other plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies. Receive a summary of the Plan's annual financial report. The Plan Administrator is required by law to furnish each Participant with a copy of this summarized annual report.

Obtain a statement telling you whether you have a right to receive a benefit at normal retirement age and, if so, what your Benefits would be at normal retirement age if you stop working under the plan now. If you do not have a right to a benefit, the statement will tell you how many more years you have to work to get a right to a benefit. This statement must be requested in writing and is not required to be given more than once a year. The Plan must provide the statement free of charge.

In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your plan, called

                                       43







"fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other plan Participants and beneficiaries. No one, including the Company, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a pension benefit or exercising your rights under ERISA. If your claim for benefits is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan Administrator review and reconsider your claim. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that plan fiduciaries misuse the plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you has sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous. If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of U.S. Labor-Management Services Administration, Department of Labor.










                                       44







The purpose of this Summary is to describe the key features and provisions clearly and concisely for the benefit of participants and their beneficiaries. Should any of the text appear to contradict or conflict with that of the Plan and Adoption Agreement executed by the employer, the terms of these Plan documents shall control.










W-0122H/




                                       45